Exhibit 4.12







                       LOAN AGREEMENT




                    ELCO INDUSTRIES, INC.




                             AND




                 CITY OF LOGANSPORT, INDIANA







               DATED AS OF SEPTEMBER 1, 1993


















The rights of the City of Logansport, Indiana, under this Agreement (except the right to receive payment for its expenses and the right to receive indemnities) have been assigned to INB National Bank, as Trustee under a Mortgage and Trust Indenture dated as of the date of this Agreement, among Elco Industries, Inc., the Municipality and the Trustee.

                      TABLE OF CONTENTS

Section                                                 Page


RECITALS . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .   1


                          ARTICLE I
                  Definitions and Exhibits

Section 1.1. Terms Defined . . . . . . . . . . . . . . .   2
Section 1.2. Rules of Interpretation . . . . . . . . . .   4
Section 1.3. Exhibits. . . . . . . . . . . . . . . . . .   5


                         ARTICLE II
                  The Loan and The Project

Section 2.1. Municipality's Representations, Warranties,
             and Covenants . . . . . . . . . . . . . . .   6
Section 2.2. Company's Representations, Warranties, and
             Covenants . . . . . . . . . . . . . . . . .   6
Section 2.3. The Project . . . . . . . . . . . . . . . .   8
Section 2.4. Mortgage, Security Agreement, and Title
             Insurance . . . . . . . . . . . . . . . . .   8
Section 2.5. Granting of Easements . . . . . . . . . . .   9
Section 2.6. Release of Liens. . . . . . . . . . . . . .   9


                         ARTICLE III
            The Bonds, Use of Proceeds, The Note

Section 3.1. Agreement to Issue Bonds. . . . . . . . . .  11
Section 3.2. Disbursements From Redemption Fund. . . . .  11
Section 3.3. The Company is Required to Pay in the Event
             Redemption Fund is Insufficient.. . . . . .  11
Section 3.4. Investment of Redemption Fund and Bond Fund
             Moneys. . . . . . . . . . . . . . . . . . .  11
Section 3.5. Covenants With Respect to Arbitrage . . . .  11
Section 3.6. Loan Payments and Other Amounts Payable . .  12
Section 3.7. Obligation of Company Unconditional . . . .  13


                         ARTICLE IV
             Particular Covenants of the Company

Section 4.1. Consent to Assignment to Trustee. . . . . .  15
Section 4.2. Payment of Expenses of Issuance of Bonds. .  15
Section 4.3. Company to Maintain its Existence; Conditions
             Under Which Exceptions Permitted. . . . . .  15
Section 4.4. Further Assurances and Corrective
             Instruments. . . . . . . . . . . . . .  . .  15
Section 4.5. Covenants of Company With Respect to Use of
             Bond Proceeds.. . . . . . . . . . . . . . .  15
Section 4.6. Indemnification of Municipality and Trustee  16
Section 4.7. Right of Access to Project. . . . . . . . .  16
Section 4.8. Reports, Certificates, and Other Information 16
Section 4.9. Consolidated Tangible Net Worth . . . . . .  17
Section 4.10.Insurance . . . . . . . . . . . . . . . . .  17
Section 4.11.Taxes and Liabilities . . . . . . . . . . .  17


                          ARTICLE V
              Maintenance, Taxes, and Insurance

Section 5.1. Maintenance and Modifications of Project
             by Company . . . . . . . . . . . . . . . .   18
Section 5.2. Taxes, Other Governmental Charges, and
             Utility Charges . . . . . . . . . . . . . .  18
Section 5.3. Insurance Required. . . . . . . . . . . . .  19
Section 5.4. Application of Net Proceeds of Insurance. .  19
Section 5.5. Additional Provision Respecting Insurance .  19
Section 5.6. Advances by Trustee . . . . . . . . . . . .  20


                         ARTICLE VI
            Damage, Destruction, and Condemnation

Section 6.1. Damage and Destruction. . . . . . . . . . .  21
Section 6.2. Condemnation. . . . . . . . . . . . . . . .  22


                         ARTICLE VII
                     Prepayment of Note

Section 7.1. Optional Prepayment of Note . . . . . . . .  23
Section 7.2. Mandatory Prepayment of Note. . . . . . . .  23
Section 7.3. Extraordinary Event Prepayment of the Note.  23
Section 7.4. Notice of Prepayment. . . . . . . . . . . .  23


                        ARTICLE VIII
               Events of Default and Remedies

Section 8.1. Events of Default . . . . . . . . . . . . .  24
Section 8.2. Remedies on Default . . . . . . . . . . . .  25
Section 8.3. Application of Moneys . . . . . . . . . . .  25
Section 8.4. Remedies Cumulative . . . . . . . . . . . .  26
Section 8.5. Delay or Omission Not a Waiver. . . . . . .  26
Section 8.6. Remedies Subject to Provisions of Law . . .  26


                         ARTICLE IX
        Supplements and Amendments to This Agreement

Section 9.1. Supplements and Amendments to This
             Agreement . . . . . . . . . . . . . . . . .  27


                          ARTICLE X
                        Miscellaneous

Section 10.1.Binding Effect. . . . . . . . . . . . . . .  28
Section 10.2.Severability. . . . . . . . . . . . . . . .  28
Section 10.3.Amounts Remaining in Bond Fund. . . . . . .  28
Section 10.4.Amendments, Changes, and Modifications. . .  28
Section 10.5.Execution in Counterparts . . . . . . . . .  28
Section 10.6.Notices . . . . . . . . . . . . . . . . . .  28
Section 10.7.References to Bonds Ineffective After
             Bonds are Paid. . . . . . . . . . . . . . .  28
Section 10.8.Agreement for Benefit of Parties Hereto . .  28
Section 10.9.Waiver. . . . . . . . . . . . . . . . . . .  28
Section 10.10.Captions and Table of Contents . . . . . .  29
Section 10.11.Survival of Covenants, Representations, and
              Warranties . . . . . . . . . . . . . . . .  29
Section 10.12.Applicable Law . . . . . . . . . . . . . .  29
Section 10.13.Holidays . . . . . . . . . . . . . . . . .  29

Exhibit A--Description of Project, Project Site, and Project Equipment

Exhibit B--Form of Promissory Note

                       LOAN AGREEMENT



        This LOAN AGREEMENT has been executed as of September 1, 1993, by and between ELCO INDUSTRIES, INC., a Delaware corporation (the "Company"), and the CITY OF LOGANSPORT, INDIANA (the "Municipality").


                          RECITALS

        1. Definitions of certain of the terms used in these Recitals are set out in Article I hereof and Article I of the Indenture (as defined in Article I hereof).

        2. The Municipality previously issued its $3,500,000 principal amount City of Logansport, Indiana, Economic Development Mortgage Revenue Bonds, Series 1988 (Elco Industries, Inc. Project) (the "1988 Bonds"), the proceeds of which were used to assist the Company with the acquisition, construction, installation, and equipping of the Project which is located on the Project Site near the Municipality.

        3. The Company has determined that it can achieve a significant cost savings through the refunding and refinancing of the 1988 Bonds. To assist the Company in achieving and effecting such savings, the Municipality, pursuant to IC 5-1-5, IC 36-7-11.9, and IC 36-7-12, will issue $3,500,000 aggregate principal amount of City of Logansport, Indiana, Economic Development Refunding Revenue Bonds, Series 1993 (Elco Industries, Inc. Project) (the "Bonds"), and will loan the proceeds thereof to the Company, which will use such proceeds for the purpose of retiring and redeeming the 1988 Bonds, all as described herein and in the Indenture.

        4. As evidence of its obligation to repay the funds loaned to it under this Loan Agreement, the Company is issuing to the Municipality its Note.

        5. Pursuant to a Mortgage and Trust Indenture dated as of the date of this Agreement, among the Company, the Municipality, and INB National Bank, as Trustee, the Municipality will issue the Bonds and, as security for the payment of the Bonds and the performance of the obligations of the Municipality and the Company under the Indenture and the Note, the Municipality will assign the Note and its rights under this Agreement (except the right to receive payment for its expenses, the right to receive indemnities, and rights relating to any amendments to this Agreement) to the Trustee and the Company will grant to the Trustee a mortgage on the Project Site and a security interest in the Project Equipment. The Bonds will be payable solely out of the revenues and other amounts derived from the Note and under this Agreement and shall not in any respect be a general obligation of, an indebtedness of, or constitute a charge against the general credit of the Municipality, the State of Indiana, or any political subdivision thereof.


                          AGREEMENT

        In consideration of the premises and the mutual covenants contained herein, the Company and the Municipality agree as follows:


                          ARTICLE I
                  Definitions and Exhibits

        Section 1.1. Terms Defined. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

        "Act" means IC 5-1-5, IC 36-7-11.9, and IC 36-7-12, as from time to time amended.

        "Agreement" means this Loan Agreement and any amendment and supplement thereto.

        "Agreement Term" means the period commencing on the date of this Agreement and, subject to the provisions of this Agreement, ending on such date as the Bonds have been fully paid and retired or provision for such payment made as provided in the Indenture.

        "Authorized Company Representative" means a person designated to act on behalf of the Company by written certificate furnished to the Municipality and the Trustee containing the specimen signature of the person and signed on behalf of the Company by its President, any of its Vice-Presidents, its Chief Financial Officer, its Secretary, or any of its Assistant Secretaries. The certificate may designate an alternate or alternates. The Authorized Company Representative may be an employee of the Company.

        "Bonds" means the $3,500,000 aggregate principal amount of the City of Logansport, Indiana, Economic Development Refunding Revenue Bonds, Series 1993 (Elco Industries, Inc. Project).

        "Bond Fund" means the fund created in Section 402 of the Indenture.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" means Elco Industries, Inc., a Delaware corporation, and its successors and assigns.

        "Consolidated Current Assets" and "Consolidated Current Liabilities" means such assets and liabilities of the Company and its subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively; provided, however, that current assets shall be determined after deduction of all applicable reserves and deferred charges and current liabilities shall include the proper accruals for taxes, bonuses, and other expenses resulting from the operations of the Company and its subsidiaries to the date of such computation and all Indebtedness payable on demand or within 12 months from the date of such computation, including all serial maturity and sinking fund or other payments or prepayments required to be made on Indebtedness (including the Note) within 12 months after such date.

        "Consolidated Net Tangible Assets" means the total amount of all assets of the Company and its subsidiaries (less depreciation, depletion, and other properly deductible valuation reserves) after deducting (i) all items which in accordance with generally accepted accounting principles would be included in the liability side of a consolidated balance sheet, including deferred income taxes, deferred investment tax credits, and Minority Interests, but excluding capital stock of any class, surplus, and Funded Debt, and (ii) goodwill, patents, trade names, trademarks, unamortized debt discount and expense, prepaid advertising, deferred research and development expense, organization expense, and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles. In determining the value of assets hereunder, investments in and advances to persons other than subsidiaries shall be taken at cost or book value, whichever is less.

        "Consolidated Tangible Net Worth" means Consolidated Net Tangible Assets, less all outstanding Funded Debt, all determined in accordance with generally accepted accounting principles consolidating the Company and its subsidiaries.

        "Counsel" means an attorney-at-law (who may be counsel to the Trustee, the Municipality, or the Company).

        "Funded Debt" means (i) all capitalized obligations with respect to leases required by generally accepted accounting principles to be capitalized on a balance sheet of the lessee and (ii) all Indebtedness for borrowed money or incurred in connection with the acquisition of assets which has a final maturity of more than one year from the date of creation thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than one year from the date of creation) notwithstanding the fact that payments in respect thereof are required to be made less than one year after the date thereof and notwithstanding that any amount thereof is, at the time of any determination of Funded Debt, also included in Consolidated Current Liabilities.

        "Indebtedness" means (i) all items which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of the balance sheet as of the date at which Indebtedness is to be determined, other than capital stock, capital surplus, earned surplus, retained earnings, and reserves for deferred income taxes; (ii) Indebtedness secured by any mortgage, pledge, or lien existing on property owned subject to such mortgage, pledge, or lien, whether or not the Indebtedness secured thereby shall have been assumed; and (iii) guarantees, endorsements, and other contingent obligations and respective indebtedness of others.

        "Indenture" means the Mortgage and Trust Indenture, dated as of the date of this Agreement, among the Company, the Municipality, and the Trustee, relating to the Bonds, and any indenture supplemental thereto.

        "Loan" means the $3,500,000 loan by the Municipality to the Company of the proceeds from the sale of the Bonds.

        "Minority Interest" shall mean any shares of stock of any class of a subsidiary (other than directors qualifying shares as required by law) that are not owned by the Company and/or one or more of its subsidiaries. Minority Interest shall be valued by valuing Minority Interest constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interest constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interest and preferred stock.

        "Municipality" means the City of Logansport, Indiana, and any successor.

        "Net Proceeds" means, when used with respect to any insurance proceeds or any condemnation award, the amount remaining after deducting all expenses (including attorneys' fees) incurred in the collection of such proceeds or award from the gross proceeds thereof.

        "1988 Bonds" means the City of Logansport, Indiana, Economic Development Mortgage Revenue Bonds, Series 1988 (Elco Industries, Inc. Project).

        "Note" means the Note of the Company in substantially the form of Exhibit B hereto and any Note issued in exchange therefor.

        "Project" means the Project Site and the facilities described in
Part I of Exhibit A hereto.

        "Project Equipment" means the equipment, machinery, and fixtures listed and described in Part II of Exhibit A hereto.

        "Project Cost" means and includes all those costs related to the Project which are permitted to be financed under the Code, the Act, this Agreement, and the Indenture and which do not result in a loss of the exclusion from gross income for federal income tax purposes of the interest on the Bonds under the Code.

        "Project Site" means the real estate described in Part III of Exhibit A on which the Project is located.

        "Purchaser" means Robert W. Baird & Co. Incorporated.

        "Redemption Fund" means the fund created in Section 302 of the Indenture.

        "Trustee" means INB National Bank, and any successor trustee or co-trustee serving under the Indenture.

        Section 1.2. Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

        (a) "This Agreement" means this instrument as originally executed and as it may from time to time be supplemented or amended.

        (b) The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

        (c) The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

        (d) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

        (e) Any terms not defined herein but defined in the Indenture shall have the same meaning herein.

        (f) The terms defined elsewhere in this Agreement shall have the meanings therein prescribed for them.

        Section 1.3. Exhibits. The following Exhibits are a part of this Agreement:

   Exhibit A:Description of the Project (Part I), the Project
             Equipment (Part II), and the Project Site (Part III)

   Exhibit B:Form of Note, form of Note Registrar's Certificate of
             Validation, and form of Assignment

                         ARTICLE II
                  The Loan and The Project

        Section 2.1.  Municipality's Representations, Warranties, and
Covenants.

        (a)  The Municipality represents and warrants that:

         (i) The Municipality is a duly organized and existing municipal corporation and political subdivision of the State of Indiana, with full power and authority under the Act to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.

        (ii) The Municipality has duly authorized the issuance, execution, and delivery of the Bonds and the execution and delivery of this Agreement.

        (b)  The Municipality covenants that:

         (i) The Municipality shall not take any action to interfere with any obligation it may have with respect to the Bonds, the proceedings authorizing the Bonds, or this Agreement.

        (ii) The Municipality shall provide funds from the proceeds from the sale of the Bonds for the redemption and retirement of the 1988 Bonds, and shall secure the payment of the Bonds by assigning this Agreement (except the right to receive payment for its expenses, the right to receive indemnities, and rights relating to any amendment of this Agreement) and the Note to the Trustee pursuant to the Indenture.

        Section 2.2.  Company's Representations, Warranties, and
Covenants. The Company makes the following representations and warranties (all as of the date on which this Agreement has been executed) and in addition, makes the following covenants:

        (a) It is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated, and has full power and authority to issue the Note and to execute and deliver this Agreement and the Indenture; all actions necessary for the execution and delivery of the Note, this Agreement, and the Indenture have been taken; and the Note will be a valid and binding obligation of the Company.

        (b) The execution, delivery, and performance of this Agreement, the Note, and the Indenture will not conflict with or result in a breach of, or a default under, the Company's Articles of Incorporation, By-Laws, or any material agreement or instrument to which the Company is a party or by which it is bound (excepting, however, such agreements or instruments with respect to which the Company has been required to and has obtained waivers or consents) or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Company, except for the lien of the Indenture.

        (c) The 1988 Bonds were, to the best knowledge and belief of the Company, exempt from federal and State of Indiana income taxation when issued, as described in and subject to the limitations contained in the offering circular for the 1988 Bonds, the Company has no knowledge of any event occurring since the date of issuance of the 1988 Bonds that adversely affects that tax-exempt status of the 1988 Bonds and the Company has received no notification of any such event from the Municipality, the trustee for the 1988 Bonds, a holder of a 1988 Bond, the Internal Revenue Service, or the State of Indiana.

        (d) The "average maturity" of the Bonds (taking into account their issue prices) does not exceed one hundred twenty percent (120%) of the remaining "average reasonably expected economic life" of the facilities originally financed with the proceeds of the 1988 Bonds (taking into account the respective cost of such facilities), all as determined in accordance with the provisions of
   Section 147(b) of the Code.

        (e) No portion of the proceeds of the Bonds will be used to provide any facility the primary purpose of which is retail food and beverage service, automobile sales or services, or the provision of recreation or entertainment, any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard, and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, race track, airplane, skybox or other private luxury box, health club facility, facility used for gambling, or facility used for the sale of alcoholic beverages.

        (f) The Bonds are not and shall not be "federally guaranteed" as defined in Section 149(b) of the Code.

        (g) No portion of the proceeds of the Bonds will be used to acquire land (or an interest therein) or to acquire any property (or an interest therein) where the first use of such property is not pursuant to such acquisition.

        (h) The aggregate authorized face amount of the Bonds allocated to any "test period beneficiary," as such term is defined in Section 144 of the Code, when increased by the outstanding tax-exempt industrial development bonds of such beneficiary, does not and shall not exceed $40,000,000.

        (i) The Company represents and warrants that it is the lawful owner of the Project Site, free and clear of all liens, security interests, charges, or encumbrances whatever except Permitted Encumbrances, and that the Company has full power and lawful authority to mortgage the Project Site and the real property improvements thereon and grant a security interest in the Project Equipment to the Trustee; and that the Company has good and marketable title to the Project Site except Permitted Encumbrances and will preserve, warrant, and defend the same unto the Trustee against the claims of all persons and parties.

        (j) The execution, delivery, and performance by the Company of this Loan Agreement and the Note do not require the consent or approval of, the giving of notice of, the registration with, or the taking of any other action in respect of, any federal, state, or other governmental authority or agency not previously obtained or performed.

        (k) No litigation, environmental investigations, arbitration proceedings, or governmental proceedings are pending or threatened against the Company which would, if adversely determined, materially and adversely affect the financial condition or continued operations or properties of the Company and which the Company believes, after consulting with its counsel, are reasonably likely to be adversely determined.

        (l) The financial statements of the Company as of June 30, 1993, presented to the Purchasers, present fairly the financial condition of the Company and the results of its operations as of the date of such statements in accordance with generally accepted accounting principles and since such date there has been no material adverse change in the financial condition of the Company.

        (m) The Company will take no action which would (and will omit no action reasonably within its power, the omission of which would) cause the interest on the Bonds to become includable for federal income tax purposes in the gross income of any Bondholder, other than a Bondholder who is a "substantial user" of the Project or a "related person" within the meaning and for the purpose of
   Section 147 of the Code.

        Section 2.3. The Project. The Company shall cause the Project to continue to be used, throughout the term of this Agreement, as an "economic development facility" within the meaning of the Act. The failure or inability of the Company to use the Project, or to cause it to be used, for the intended purposes shall not affect in any way the Company's obligations under this Agreement or the Note and shall not be deemed a breach or default under this Agreement as long as the use does not affect the validity of the Bonds or result in the interest on the Bonds becoming includable for Federal income tax purposes in the gross income of a Bondholder.

        Section 2.4. Mortgage, Security Agreement, and Title Insurance. As security for the payment of the Bonds and the performance of its obligations under the Indenture and the Note, the Company shall mortgage the Project Site. The Company shall also grant a security interest in the Project Equipment. The Company shall provide an ALTA mortgagee's policy of title insurance issued by a title insurance company reasonably satisfactory to the Purchaser in an amount not less than $3,500,000 which policy shall be free and clear of all exceptions except Permitted Encumbrances. Any Net Proceeds payable under such policy shall, at the Trustee's option, be either (a) used to acquire and construct replacement or substitute property for that to which title has been lost and such property shall be subject to the lien of the Indenture, or (b) used to redeem the Bonds or portions thereof on the earliest possible redemption date.

        Section 2.5. Granting of Easements. If no Event of Default shall have happened and be continuing, the Company may at any time or times, grant easements, licenses, rights-of-way (including the dedication of public highways), and other rights or privileges in the nature of the easements with respect to any property subject to the lien of the Indenture, free from the lien of the Indenture, or release existing easements, licenses, rights-of-way, and other rights or privileges, with or without consideration, and the Municipality and the Trustee shall execute and deliver any instrument necessary or appropriate to confirm and grant or release any such easement, license, right-of-way, or other right or privilege upon receipt of: (a) a copy of the instrument of grant or release, (b) a written application signed by the Authorized Company Representative requesting such instrument, (c) a certificate executed by the Authorized Company Representative stating (i) that such grant or release is not detrimental to the proper conduct of the business of the Company, and (ii) that such grant or release will not impair the effective use or interfere with the operation of the Project and will not materially weaken, diminish or impair the security intended to be given by or under the Indenture accompanied by a Certificate of an independent architect or other expert reasonably acceptable to the Trustee to the effect that such grant or release will not materially and adversely affect the operability of the Project.

        Section 2.6. Release of Liens. The Trustee shall, at the joint written request of the Company and the Holders of a majority in aggregate principal amount of the Bonds then outstanding (and without the necessity of obtaining the consent of the Municipality), release any item of collateral specified or referred to in the First, Second, or Third Granting Clause of the Indenture from the lien of the Indenture. The Municipality and the Trustee shall execute and deliver any instrument necessary or appropriate to confirm and grant any such disposition or release.

        In addition to the foregoing, the Trustee shall, without the necessity for obtaining the consent of the Municipality or the Bondholders, release from the lien of the Indenture the Mortgaged Property or any portion thereof at any time and from time to time provided that the Company first furnishes the Trustee with, in the event that a portion of the Mortgaged Property is to be released, the items set forth in paragraphs 1 and 2 below, and in the event that the entire Mortgaged Property is to be released, the items set forth in paragraphs (1)(iii) and (2) below:

        (1) A certificate of the Company containing or stating, as the case may be (i) an adequate legal description of the portion of the Mortgaged Property to be released, (ii) an "as-built" survey of the portion of the Mortgaged Property to be released, (iii) that the Company intends to exercise its privilege of having such Mortgaged Property released, (iv) that the portion of the Mortgaged Property with respect to which the release is requested is not needed to operate the Project, or that the Company has reserved sufficient right, title, and interest to fulfill such needs, and (v) that the release will not materially impair ingress and egress to and from or the operating unity of the Mortgaged Property; and

        (2) Either: (i) cash equal to the current fair market value of the Mortgaged Property or portion thereof to be released (which value shall be determined by an independent appraisal), which cash shall be deposited in the Bond Fund under the Indenture and used for the purposes for which the Bond Fund exists as set forth in the Indenture, including, to the extent possible, the redemption of Bonds prior to maturity or (ii) a first mortgage lien in favor of the Trustee (which lien may be subject to Permitted Encumbrances) on real property owned and used in the operations of the Company, the value of which property (determined as of the date on which such property becomes subject to the mortgage lien described herein (the "Substitution Date")) is, in the reasonably opinion of the Trustee, who may rely on the opinion of an expert independent appraiser selected by the Trustee, at least equal in value to the value (determined as of the Substitution Date) of the Mortgaged Property or portion thereof to be released. If the Company determines to provide the Trustee the mortgaged land described herein, the mortgage instrument shall be in a form reasonably acceptable to the Trustee and shall be accompanied by (a) a policy of title insurance in the full amount of the value of the property to be subject to the mortgaged land described herein, issued by a title insurance company that is both authorized to do business in Indiana and in all other respects reasonably acceptable to the Trustee, and providing coverage substantially similar to the coverage provided by the policy of title insurance issued with respect to the Mortgaged Property, and (b) an opinion of counsel as to the validity and enforceability of such mortgage.

        In addition to the foregoing, the Trustee shall, without the necessity for obtaining the consent of the Municipality or the Bondholders, release from the lien of the Indenture the Project Equipment or any portion thereof at any time and from time to time provided that the Company first furnishes the Trustee with cash equal to the value of the portion of the Project Equipment to be released as determined by an independent appraisal, which cash shall be deposited in the Bond Fund under the Indenture and used for the purposes for which the Bond Fund exists as set forth in the Indenture, including, to the extent possible, the redemption of Bonds prior to maturity.

                         ARTICLE III
            The Bonds, Use of Proceeds, The Note

        Section 3.1. Agreement to Issue Bonds. In order to provide funds to make the Loan, the Municipality shall issue the Bonds and sell them to the Purchaser and deposit the proceeds with the Trustee as follows:

        (a) Into the Bond Fund, the accrued interest, if any, paid by the Purchaser; and

        (b)  Into the Redemption Fund, the balance of the proceeds.

        Section 3.2. Disbursements From Redemption Fund. The Indenture authorizes the Trustee to make payments from the Redemption Fund to National City Bank, Indiana (f/k/a Merchants National Bank & Trust Company of Indianapolis), in its capacity as trustee with respect to the 1988 Bonds and solely for the purpose of discharging, redeeming, and retiring the 1988 Bonds, provided, however, that any moneys remaining in the Redemption Fund after such discharge, retirement, redemption, and termination shall be promptly deposited in the Bond Fund. Payment as aforesaid shall be made upon receipt by the Trustee of all materials and documents necessary to evidence to the satisfaction of the Trustee that the funds being disbursed hereunder are sufficient to discharge fully all obligations of the Company created and existing in connection with the 1988 Bonds, together with all instruments and documents necessary to evidence to the satisfaction of the Trustee the discharge of all liens and encumbrances arising and existing by reason of the 1988 Bonds.

        Section 3.3.  The Company is Required to Pay in the Event
Redemption Fund is Insufficient. In the event the moneys in the Redemption Fund should not be sufficient to pay the costs of retiring, redeeming, and discharging the 1988 Bonds in full, the Company shall pay that portion of the cost in excess of the moneys available in the Redemption Fund.

        Section 3.4. Investment of Redemption Fund and Bond Fund Moneys. Any moneys held as part of the Redemption Fund and Bond Fund shall be invested by the Trustee at the direction of the Company in Qualified Investments which shall be direct obligations of the United States of America or in other obligations backed by the full faith and credit of the United States of America.

        Section 3.5. Covenants With Respect to Arbitrage. The Company and the Municipality covenant to each other and to and for the benefit of the holders of the Bonds that no use will be made of the proceeds from the issue and sale of the Bonds which, if such use could have been reasonably expected on the date of issue of the Bonds, would have caused the Bonds to be classified as arbitrage bonds within the meaning of Section 103(b)(2) of the Code. As long as any Bonds are outstanding, the Municipality and the Company shall not violate the requirements of the Code relating to arbitrage bonds, and any regulations thereunder, including the requirement of Section 148 of the Code relating to the rebate of certain amounts to the United States government. The Company will provide to the Trustee instructions relating to the permissible investment of Bond proceeds and instructions and computations (using investment information provided by the Trustee) relating to the amount required to be rebated to the United States, all in conformity with Section 148 of the Code. The Company reserves the right, however, to make any investment of proceeds permitted under the laws of the State of Indiana, if the sections of the Code relating to arbitrage bonds or the regulations thereunder are repealed or relaxed or are held void by final judgment of a court of competent jurisdiction, so long as the investment would not result in making the interest on the Bonds includable in the gross income of the holders thereof for purposes of Federal income taxation. In making investments, the Company may rely on an opinion of counsel of recognized competence in such matters. The Trustee may make any and all such investments through its own bond department.

        Section 3.6.  Loan Payments and Other Amounts Payable.

        (a) Concurrently with the sale of the Bonds, the Company shall execute and deliver the Note to the Municipality, pursuant to which the Company shall make payments sufficient to pay when due (whether at maturity, upon call for redemption, by acceleration or otherwise) the principal of, premium, if any, and interest on the Bonds. The Note shall be issued as a fully registered note substantially in the form attached hereto as Exhibit B. The Trustee shall act as Note Registrar and shall cause books for the registration and for the transfer of the Note to be kept at its principal office. Upon surrender for transfer of the Note at the principal office of the Trustee, endorsed for transfer by the registered owner or accompanied by an assignment executed by the registered owner or his authorized attorney, the Trustee shall validate and deliver in the name of the transferee a new Note which shall have been executed by the Company. The person in whose name the Note is registered shall be deemed the absolute owner thereof for all purposes, and references to the holder of the Note shall mean the registered owner thereof.

        (b) The Company shall also pay when due (i) the reasonable and necessary fees and expenses of the Trustee (including any reasonable and necessary fees and expenses in its capacity as Note Registrar) and any paying agent for services in connection with the Bonds as specified in
Section 903 of the Indenture, and (ii) the reasonable and necessary fees and expenses of the Municipality, including reasonable attorneys' fees, in connection with any default of the Company under this Agreement, the Note or the Indenture.

        (c) If the Company fails to make any of the payments required in this Section 3.6 or in the Note, all unpaid items or installments shall continue as an obligation of the Company until fully paid, and the Company shall pay the same with interest thereon (to the extent permitted by law) until paid at a per annum rate of interest equal to the per annum rate then in effect on the Bonds plus two percent (2%), or at the maximum rate permitted by law, whichever is lesser.

        (d) All payments under this Section 3.6 shall be made by the Company directly to the Trustee in immediately available funds and the Trustee shall deposit all such payments into the Bond Fund provided that payments under Section 3.6(b) shall be made by the Company directly to the person entitled thereto. The amount of any money in the Bond Fund which is either proceeds from the sale of any Bonds or earnings on investments made pursuant to the provisions of the Indenture which has been set aside by the Trustee, at the request of the Company, for payments of principal, whether at maturity or upon redemption, of the Bonds shall be credited against the obligation of the Company to pay the principal of the Note. The amount of any money in the Bond Fund which is either proceeds from the sale of any Bonds or earnings on investments made pursuant to the provisions of the Indenture which has been set aside by the Trustee for payments of interest on the Bonds shall be credited against the obligation of the Company to pay interest on the Note. The principal amount of any Bonds purchased by the Company and delivered to the Trustee, or purchased by the Trustee and cancelled, shall be credited against the obligation of the Company to pay the principal of the Note.

        (e) If on any principal or interest payment date the balance in the Bond Fund is insufficient to make the required payments of principal of, premium, if any, and interest on the Bonds on that date, the Company upon notice shall pay forthwith any deficiency to the Trustee.

        (f) The Company shall not be obligated to make any further payments under this Section 3.6, and the Company's liability to make payments under this Section 3.6 shall cease, at any time that the entire principal of and premium, if any, and interest on the Bonds shall have been fully paid in accordance with their terms and the provisions of
Section 1201 of the Indenture (including without limitation, principal, interest to maturity or earliest redemption date, as the case may be, expenses of redemption, redemption premiums, and fees and expenses of the Municipality, the Trustee, and any paying agent and any other costs and fees required to be paid by the Company pursuant to this Agreement), or at any time that there shall be in the Bond Fund an amount sufficient to pay or redeem the Bonds in accordance with the provisions of Section 1201 the Indenture (including without limitation, principal, interest to maturity or earliest redemption date, as the case may be, expenses of redemption and redemption premiums, and fees and expenses of the Municipality, the Trustee and any paying agent and any other costs and fees required to be paid by the Company pursuant to this Agreement) and all other requirements of Section 1201 of the Indenture have been satisfied in full.

        Section 3.7. Obligation of Company Unconditional. The obligation of the Company to make the payments and to perform and observe its other agreements pursuant to this Agreement and the Note shall be absolute and unconditional and shall not be subject to reduction or delay by set-off, counterclaim, abatement, or otherwise. Until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with Section 1201 of the Indenture (including without limitation, principal, interest to maturity or earliest redemption date, as the case may be, expenses of redemption, redemption premiums, and fees and expenses of the Municipality, the Trustee and any paying agent and any other costs and fees required to be paid by the Company pursuant to this Agreement), and all other requirements of Section 1201 of the Indenture have been satisfied in full, the Company (a) shall not suspend or discontinue any payments pursuant to this Agreement or the Note, (b) shall perform and observe all its other agreements contained in this Agreement and the Note, and (c) except as provided in Article VII hereof, shall not terminate this Agreement or the Note for any cause. Nothing contained in this Agreement shall be construed to release the Municipality from the performance of any of its obligations; and in the event the Municipality shall fail to perform any such agreement on its part, the Company may institute such action against the Municipality as the Company may deem necessary to compel performance, provided that no such action shall
(i) violate the agreements on the part of the Company contained in the first sentence of this Section 3.7, or (ii) diminish the amounts required to be paid by the Company pursuant to Section 3.6 hereof.

                         ARTICLE IV
             Particular Covenants of the Company

        Section 4.1. Consent to Assignment to Trustee. The Company acknowledges and consents to the assignment of the Note and of the Municipality's rights hereunder (except the right to receive payment for its expenses, the right to receive indemnities, and rights relating to any amendments to this Agreement) to the Trustee pursuant to the Indenture. Except as otherwise provided herein, the Company shall pay to the Trustee all amounts payable under this Agreement and the Note, and the Company acknowledges that the Trustee may enforce the rights, remedies, and privileges granted to the Municipality hereunder.

        Section 4.2. Payment of Expenses of Issuance of Bonds. In addition to its payment obligations under Section 3.5 of this Agreement, the Company shall pay for all the reasonable costs and shall be liable and pay for any recording expenses, legal fees, printing expenses, and other fees and expenses reasonably incurred or to be incurred by or on behalf of the Municipality and the Trustee in connection with or as an incident to the issuance and sale of the Bonds or any amendment or supplement to this Agreement or the Indenture.

        Section 4.3. Company to Maintain its Existence; Conditions Under Which Exceptions Permitted. The Company shall during the term of this Agreement maintain its corporate existence and will be duly qualified to transact business in the State of Indiana and shall not voluntarily take, or omit to take, any action that would cause the Company to be dissolved, nor shall the Company sell, lease, transfer, or otherwise dispose of all or substantially all of its assets or consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; except that the Company may consolidate with or merge into another corporation incorporated and existing under the laws of the United States of America or one of the states of the United States of America or permit one or more other corporations to consolidate with or merge into it or sell or otherwise transfer to another such corporation all or substantially all of its assets as an entirety and may thereafter dissolve, provided, that immediately after such action there is no default under the Note, this Agreement, or the Indenture, and further provided that if the Company is not the surviving, resulting or transferee corporation (the "Survivor"), (a) the Survivor is qualified to do business in the State of Indiana; (b) the Survivor shall expressly assume and agree to perform all of the Company's obligations under this Agreement, the Note, and the Indenture; (c) the Survivor shall be in compliance with the Consolidated Tangible Net Worth requirements set forth in Section 4.9 hereof; and (d) such action shall have received the approval of the Board of Directors of the Company acting upon and in response to the advice and recommendation of senior management of the Company.

        Section 4.4. Further Assurances and Corrective Instruments. The Municipality and the Company shall execute and deliver, or cause to be executed and delivered, such supplements hereto and further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

        Section 4.5. Covenants of Company With Respect to Use of Bond Proceeds. The Municipality is issuing the Bonds pursuant to an exemption contained in the Code. It is the intention of the parties that the interest on the Bonds remain excludable from gross income for purposes of federal income taxation and, to that end, the Company covenants with the Municipality and with the Trustee for the benefit of the future holders of the Bonds, that it will never, insofar as it is able, permit Bond proceeds to be expended or utilized in such a manner as to cause the loss of the exclusion claimed.

        Section 4.6. Indemnification of Municipality and Trustee. The Company shall indemnify and hold the Municipality and the Trustee harmless against any claim, loss, liability, or expense incurred without negligence or bad faith or willful misconduct on the part of the Municipality or the Trustee arising out of or in connection with this Agreement, the Note, the Indenture, or the Project or Project Site, including reasonable attorneys' fees and the costs and expense of defense against any such claim or liability.

        Section 4.7. Right of Access to Project. The Municipality, the Trustee, and any of their duly authorized agents shall have the right at all reasonable times during normal business hours after reasonable prior notice, subject to the Company's safety and security requirements, to enter upon the Project Site and to examine and inspect the Project without interference or prejudice to the Company's operation. The Municipality and its duly authorized agents shall have such right of access to the Project as may be reasonably necessary for the proper maintenance of the Project in the event of failure by the Company to perform its obligations under Section 5.1 hereof.

        The Municipality and the Trustee shall not disclose to any other person any trade secrets or other information designated by the Company as confidential and obtained by the Municipality or Trustee from the above mentioned inspection and examination.

        Section 4.8. Reports, Certificates, and Other Information. The Company shall furnish to the Purchaser and the Trustee:

        (a) Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Company ending after the date of this Agreement, copies of the consolidated balance sheet of the Company, and a consolidated statement of income, and a consolidated statement of cash flow of the Company for such fiscal year, each of which shall be audited by the Company's independent public accountants.

        (b) Quarterly Statements. As soon as available, and in any event within sixty (60) days after the close of each fiscal quarter ending after the date of this Agreement (except the last quarter of each fiscal year), copies of the consolidated balance sheet of the Company as of the end of such quarter, a consolidated statement of income and a consolidated statement of cash flow of the Company for the portion of the fiscal year ended as of the end of such quarter. All such statements may be prepared internally and shall be accompanied by a certificate of an appropriate officer of the Company that such financial statements have been prepared in material conformity with generally accepted accounting principles consistently applied (except for changes in which the independent accountants for the Company concur), and present fairly the financial position of the Company as of the dates of such statements.

        (c) No Default Certificate. Concurrently with providing such financial statements, a certificate of the President, a Vice-President or the Chief Financial Officer of the Company that after reasonable investigation he has no knowledge of the occurrence of any Event of Default under this Agreement or the Indenture (or of any event that with the lapse of time or the giving of notice would constitute an Event of Default), or if such officer shall have obtained knowledge of any such Event of Default or default, he shall disclose the same in such certificate and the nature thereof.

        Section 4.9. Consolidated Tangible Net Worth. This Company will keep and maintain Consolidated Tangible Net Worth at an amount not less than:

         (i) $42,000,000 during the period from the Closing Date to and including June 30, 1994; or

        (ii) $45,000,000 at any time on or after July 1, 1994.

        Section 4.10.  Insurance.  Subject to Article V of this
Agreement, the Company shall maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

        Section 4.11. Taxes and Liabilities. Subject to Article V of this Agreement, the Company shall pay when due all taxes, assessments, and other liabilities, including trade accounts, except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established and, as to trade accounts, subject to industry practices.

                          ARTICLE V
              Maintenance, Taxes, and Insurance

        Section 5.1.  Maintenance and Modifications of Project by
Company. The Company shall, during the Agreement Term and at its own expense (a) keep the Project and the Project Site in as reasonably safe condition as its operations shall permit, and (b) keep the Project in good repair and in good operating condition, making from time to time all necessary repairs thereto (including external and structural repairs) and renewals and replacements thereof. Subject to the provisions of this Agreement and the Indenture, the Company may, also at its own expense, make from time to time any additions, modifications or improvements to the Project, including specifically additions and expansions to the Project, as it may deem desirable for its business purposes that do not materially adversely affect the structural integrity of the Project or substantially reduce its value; provided, that all such additions, modifications, and improvements to the Project shall be located wholly within the boundary lines of the Project Site or any other real property owned by the Company and made subject to the mortgage created by the Indenture and that is subject to no liens, restrictions, or encumbrances of any kind excepting Permitted Encumbrances.

        The Company shall not permit any mechanic's lien, security interest, or other encumbrance to remain against the Project or the Project Site for labor or materials furnished in connection with any additions, modifications, improvements, repairs, renewals, or replacements so made by it; provided, that if the Company shall first notify the Trustee of its intention so to do, the Company may in good faith contest any such mechanic's or similar lien filed or established against the Project or the Project Site and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom unless the Municipality or the Trustee shall notify the Company that, by nonpayment of any such items, the lien of the Indenture as to any part of the Project or the Project Site will be materially endangered or the Project or the Project Site or any part thereof will be subject to loss or forfeiture, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items or shall promptly provide the Municipality and the Trustee with a bond or other security, reasonably acceptable to the Trustee.

        Section 5.2. Taxes, Other Governmental Charges, and Utility Charges. The Company shall promptly pay, as the same become due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project or the Project Site, or any interest therein or any machinery, equipment, or other property installed or bought by the Company therein or thereon (including without limiting the generality of the foregoing, any taxes levied upon or with respect to the revenues, income, or profits of the Company from the Project which, if not paid, will become a lien on the Project or the Project Site prior to or on a parity with the lien of the Indenture and including all ad valorem taxes lawfully assessed upon the Project or the Project Site), all utility and other charges incurred in the operation, maintenance, use, occupancy, and upkeep of the Project or the Project Site and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by lien on the Project or the Project Site.

        The Company may, at its expense and in its own name and behalf, in good faith contest by appropriate proceedings any such taxes, assessments, and other charges and, in the event of any such contest, may permit the taxes, assessments, or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, provided during such period enforcement of any such contested item shall be effectively stayed and appropriate reserves shall be established.

        Section 5.3. Insurance Required. The Company shall insure or cause to be insured during the Agreement Term the Project and the Project Site, against such risks as are customarily insured against by businesses of like size and type, paying as the same become due all premiums in respect thereto, including but not necessarily limited to:

        (a) Insurance upon the repair or replacement basis if available, and otherwise to the full insurable value of the Project (with deductible provisions not to exceed $100,000 in any one casualty), against loss or damage by fire, lightning, windstorm, hail, explosion, and similar risks and perils with uniform standard extended coverage endorsement limited only as may be provided in the standard form of extended coverage endorsement at the time in use in Indiana.

        (b) Boiler explosion insurance on any steam boilers, pressure vessels, and pressure piping in an amount not less than the full replacement cost of the Project (with deductible provisions not to exceed $100,000), provided that such insurance need not be taken out unless and until steam boilers, pressure vessels and pressure piping have been installed in the Project.

        (c) Comprehensive general public liability insurance to the extent of $1,000,000 per occurrence against liability for bodily injury, including death resulting therefrom, and damage to property including loss of use thereof occurring on or in any way related to the Project or the Project Site or any part thereof.

        (d) Worker's compensation and occupational disease coverage as required by the laws of the State of Indiana.

        Section 5.4. Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to the provisions of
Section 5.3(a) and (b) hereof shall be paid and applied as provided in
Section 6.1 hereof, and the Net Proceeds of insurance carried pursuant to the provisions of Section 5.3(c) and (d) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds have been paid.

        Section 5.5. Additional Provision Respecting Insurance. All insurance required in Section 5.3 hereof shall be taken out and maintained in generally recognized responsible insurance companies selected by the Company and qualified to do business in the State of Indiana. All policies evidencing such insurance shall provide for payment to the Company and the Trustee, as their respective interest may appear, and shall not be cancelled or modified without at least ten (10) days' prior written notice to the Trustee. The policies required by Section 5.3(a) and 5.3(b) shall contain standard mortgagee clauses requiring that all Net Proceeds of insurance resulting from any claim in excess of $250,000 for loss or damage covered thereby be paid to the Trustee; provided, however, that all claims, regardless of amount, may be adjusted by the Company with the insurers, subject to approval of the Trustee to the extent that its interests may appear as to any settlement of any claim in excess of $250,000.

        A certificate, or certificates, of the insurers that such insurance is in force and effect, together with copies of the insurance policies, shall be deposited promptly with the Trustee and, prior to the expiration of any such policy, the Company shall furnish the Trustee with evidence satisfactory to the Trustee that the policy has been renewed or replaced, or is no longer required by this Agreement. The insurance herein required may be contained in blanket policies now or hereafter maintained by the Company.

        Section 5.6. Advances by Trustee. In the event the Company shall fail, as required herein, (a) to maintain the full insurance coverage, (b) to keep the Project and the Project Site in a reasonably safe condition as its operating condition will permit, (c) to keep the Project in good repair and good operating condition, (d) to discharge any mechanic's lien, security interest or other encumbrance, or (e) to pay all taxes, other governmental charges, and utility charges, the Trustee may (but shall be under no obligation to) take out the required policies of insurance and pay the premiums on the same, make the required repairs, renewals and replacements, discharge the lien or other encumbrance or pay all taxes, other governmental charges and utility charges; and all amounts so advanced therefor by the Trustee shall become an additional obligation of the Company to the Trustee, which amounts, together with interest thereon (to the extent permitted by law) until paid at the rate of one percent (1%) per annum over the prime rate (which prime rate shall be the rate from time to time announced by the commercial banking department of the Trustee or any of its affiliates to be its prime rate on 90-day commercial loans), or at the maximum rate permitted by law, whichever is lesser, the Company shall pay.

                         ARTICLE VI
            Damage, Destruction, and Condemnation

        Section 6.1. Damage and Destruction. Unless the Company shall have exercised its option to prepay the Note in full pursuant to the provisions of Section 7.1 hereof, if prior to full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) the Project is destroyed (in whole or in part) or is damaged by fire or other casualty to such extent that the claim for loss under the insurance policies required to be carried pursuant to Section 5.3(a) and (b) hereof resulting from such destruction or damage is not greater than $250,000, the Company (a) shall promptly repair, rebuild, or restore the property damaged or destroyed to substantially the same condition as it existed prior to the event causing such damage or destruction, with such changes, alterations, and modifications (including the substitution and addition of other property) as may be desired by the Company and as will not impair operating unity or productive capacity or the character of the Project, and (b) shall apply for such purpose so much as may be necessary of any Net Proceeds of insurance resulting from such claims for losses, as well as any additional moneys of the Company necessary therefor. All Net Proceeds of insurance resulting from such claims for losses not in excess of $250,000 shall be paid to the Company.

        Unless the Company shall have exercised its option to prepay the
Note in full pursuant to the provisions of Section 7.1 hereof, if prior to full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) the Project is destroyed (in whole or in part) or is damaged by fire or other casualty to such extent that the claim for loss under the insurance policies required to be carried pursuant to Section 5.3(a) and (b) hereof resulting from such destruction or damage is in excess of $250,000, the Company shall promptly give written notice thereof to the Trustee. All Net Proceeds of insurance resulting from such claims for losses shall be paid to and held by the Trustee in a separate trust account, whereupon (i) the Company shall proceed promptly to repair, rebuild, or restore the property damaged or destroyed to substantially the same condition as it existed prior to the event causing such damage or destruction, with such changes, alterations and modifications (including the substitution and addition of other property) as may be desired by the Company and as will not impair operating unity or productive capacity or the character of the Project, and (ii) the Trustee shall apply so much as may be necessary of the Net Proceeds of such insurance to payment of the costs of such repair, rebuilding, or restoration, either on completion thereof or as the work progresses as directed by the Company. In the event said Net Proceeds are not sufficient to pay in full the costs of such repair, rebuilding, or restoration, the Company shall, nonetheless, complete the work thereof and shall pay that portion of the costs thereof in excess of the amount of said Net Proceeds. The Company shall not, by reason of the payment of such excess costs (whether by direct payment thereof or advances to the Trustee therefor), be entitled to any reimbursement from the Trustee, or the holders or owners of the Bonds, or any abatement or diminution of the amount payable under this Agreement. Any balance of such Net Proceeds remaining after payment of all the costs of such repair, rebuilding, or restoration shall be deposited into the Bond Fund. If the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the Indenture), any balance of such Net Proceeds shall be paid to the Company.

        Any moneys held by the Trustee in the separate trust account under the provisions of the preceding paragraph shall, at the written request of the Authorized Company Representative, be invested or reinvested by the Trustee as provided in Section 3.4 hereof. The Company shall forthwith pay to the Trustee the amount of any losses with respect to principal on such investments.

        Section 6.2. Condemnation. Unless the Company shall have exercised its option to prepay the Note in full pursuant to the provisions of Section 7.1 hereof, in the event that title to, or the temporary use of, the Project or the Project Site or any part thereof shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm, or corporation acting under governmental authority, the Company shall be obligated to continue to make payments on the Note and all other payments specified herein. The Company and the Trustee shall cause the Net Proceeds received by them or either of them from any award made in such eminent domain proceedings to be paid to and held by the Trustee in a separate trust account, and to be applied in one or more of the following ways as shall be directed in writing by the
Company:

        (a) The prompt repair, restoration, relocation, modification, or improvement of the Project and the Project Site, to substantially the same condition as existed prior to the exercise of said power of eminent domain.

        (b) Redemption of the Bonds pursuant to Section 7.1 hereof; provided, that no part of any such condemnation award may be applied for such redemption, unless the Company shall furnish to the Trustee a certificate of the Authorized Company Representative stating
   (i) that the property forming a part of the Project or the Project Site that was taken by such condemnation proceedings is not essential to the Company's use or occupancy of the Project or the Project Site, or (ii) that the Project or the Project Site has been repaired, restored, relocated, modified or improved to a condition substantially equivalent to its condition prior to the taking by such condemnation proceedings.

        Unless the Company shall have exercised its option to prepay the
Note in full pursuant to the provisions of Section 7.1 hereof within ninety (90) days from the date of entry of a final order in any eminent domain proceedings granting condemnation, the Company shall direct the Trustee in writing as to which of the ways specified in this Section 6.2 the Company elects to have the condemnation award applied. Any balance of the Net Proceeds of the award in such eminent domain proceedings shall be paid into the Bond Fund. If the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture), all Net Proceeds shall be paid to the Company.

        Any moneys held by the Trustee under the provisions of this
Section 6.2 shall, at the written request of the Authorized Company Representative, be invested or reinvested by the Trustee in accord with
Section 3.4 hereof. The Company shall forthwith pay to the Trustee the amounts of any losses with respect to principal on such investments.

                         ARTICLE VII
                     Prepayment of Note

        Section 7.1. Optional Prepayment of Note. The Company may, at its option, prepay the Note, in whole or in part, on any date on or after October 1, 1997 (and if in part, in whole multiples of $5,000), by paying to the Trustee a sum sufficient, together with other funds in the Bond Fund and available for that purpose, to pay (a) the principal of, premium (as specified in the Indenture), and interest on that portion of the Bonds then outstanding to be redeemed, and (b) all reasonable and necessary fees and expenses of the Trustee and any paying agent accrued and to accrue through the redemption date.

        Section 7.2. Mandatory Prepayment of Note. The Company shall prepay the amounts due under this Agreement and the Note in whole prior to the expiration of this Agreement and prior to the full payment (or provision for full payment) of the Bonds on the earliest practicable date (selected by the Trustee) within ninety (90) days following a Determination of Taxability (as defined in the Indenture).

        In the event of an obligation to prepay under this Section 7.2, the Company shall pay to the Trustee a sum sufficient, together with other funds deposited into the Bond Fund and available for the purpose, to pay the principal, premium (as specified in the Indenture), and interest on the principal of all the Bonds then outstanding and all reasonable and necessary fees and expenses of the Trustee and any paying agent accrued and to accrue through final payment of the Bonds.

        Section 7.3. Extraordinary Event Prepayment of the Note. The Company may, at its option, prepay the Note, in whole but not in part, without redemption premium, within one (1) year following the occurrence of any of the events specified in Section 502 of the Indenture by paying the Trustee a sum sufficient, together with other funds in the Bond Fund and available for that purpose, to pay (a) the principal of and interest upon all of the Bonds then outstanding, and (b) all reasonable and necessary fees and expenses of the Trustee and the paying agent accrued and to accrue through the redemption date.

        Section 7.4.  Notice of Prepayment.  To exercise prepayment under
Section 7.1 or 7.3 hereof, the Company shall give written notice to the Trustee at least forty-five (45) days but not more than seventy-five (75) days prior to a specified date of the prepayment. To prepay under
Section 7.2 hereof, the Company shall give written notice to the Trustee within thirty (30) days after the event requiring the prepayment specifying the date of the prepayment, which shall be not less than forty-five (45) days nor more than ninety (90) days from the date the notice is mailed. If the Company fails to give timely notice of a prepayment under
Section 7.2 hereof, the Trustee shall give written notice to the Company specifying a date of prepayment not less than fifteen (15) days nor more than sixty (60) days from the date that notice is mailed.

                        ARTICLE VIII
               Events of Default and Remedies

        Section 8.1. Events of Default. The occurrence and continuance of any of the following events shall constitute an "Event of Default" hereunder:

        (a) Default in the due and punctual payment of any installment of principal of (whether at stated maturity, upon required prepayment, acceleration or otherwise) or any payment of interest or redemption premium on the Note;

        (b) The dissolution or liquidation of the Company unless such dissolution or liquidation is permitted by this Agreement;

        (c) Failure by the Company to observe and perform any covenant, condition, or agreement in this Agreement on its part to be observed or performed other than those referred to in
   Section 8.1(a), (b), or (h) for a period of thirty (30) days after written notice, specifying the failure and requesting that it be remedied, given to the Company by the Trustee, unless the Trustee agrees in writing to an extension of the time prior to its expiration; provided, however, that with respect to this clause (c), if such failure of performance shall be such that it cannot be corrected within such period, it shall not constitute an Event of Default if such failure of performance, in the reasonable opinion of the Trustee, is correctable without material adverse effect on the Bonds and if corrective action is instituted by or on behalf of the Company within such period and diligently pursued until such failure of performance is corrected.

        (d) A decree or order shall have been entered by a court of competent jurisdiction constituting an order for relief under the Bankruptcy Code or adjudging the Company insolvent or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other federal or state law relating to bankruptcy or insolvency or appointing a receiver or decreeing or ordering the winding up or liquidation of the affairs of the Company or the sequestration of a substantial part of the property of the Company, and any such decree or order shall remain in force undischarged and unstated for a period of ninety (90) days.

        (e) The Company shall file a petition seeking relief under the Bankruptcy Code or shall suffer the imposition of an order thereunder or shall institute or consent to the institution of bankruptcy or insolvency proceedings against it or shall file a petition or answer or consent seeking reorganization or relief (other than as a creditor) under the Bankruptcy Code or any other federal or state law relating to bankruptcy or insolvency or shall consent to the filing of any such petition or shall consent to the appointment of a receiver or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due or shall fail to pay its debts generally as they become due, or action shall be taken by the Company in furtherance of any of the aforesaid purposes.

        (f) An Event of Default as defined in Section 801 of the Indenture shall have occurred.

        (g) The acceleration of the maturity of any Funded Debt in excess of $50,000 as a result of a default thereon or with respect thereto that has not been waived or cured in accordance with the terms and provisions thereof.

        (h)  The failure of the Company to maintain Consolidated
   Tangible Net Worth at the levels required by Section 4.9 hereof.

        Section 8.2. Remedies on Default. Whenever any Event of Default referred to in Section 8.1 shall have happened and be continuing, the
Trustee:

        (a) May, and upon the written request of the owners of not less than twenty-five percent (25%) of the aggregate principal amount of the Bonds then outstanding shall, declare the Note and all amounts payable thereunder, whether by acceleration of maturity or otherwise, to be immediately due and payable.

        (b) The Trustee may take whatever action may appear necessary or desirable to collect the amounts due and to become due under this Agreement and the Note, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement and the Note.

        Section 8.3. Application of Moneys. All moneys collected by the Trustee under Section 8.2 hereof shall be applied as follows:

   FIRST: To pay any sums required to be paid by the Company pursuant to this Agreement, the Note, the Indenture or the Bonds other than principal, premium, if any, and interest on the Note or the Bonds.

   SECOND: To pay the whole amount then due, owing, and unpaid upon the Note for principal, premium, if any, and interest in accordance with Section 807 of the Indenture. Payment shall be made upon presentation of the Note and the notation on the Note of the payment, if partially paid, or the surrender and cancellation of the Note, if fully paid.

   THIRD: To pay the Company, its successors, or assigns, upon the written request of the Company or to whosoever may be lawfully entitled to receive the same upon its written request, or as any court of competent jurisdiction may direct.

        Section 8.4. Remedies Cumulative. No remedy granted by this Agreement is intended to be exclusive of any other remedy. All available remedies shall be cumulative.

        Section 8.5. Delay or Omission Not a Waiver. No delay or omission of the Trustee to exercise any right or power accruing upon any Event of Default shall impair the right or power, or shall be construed to be a waiver of the Event of Default or an acquiescence therein. Every power and remedy may be exercised as often as the Trustee deems expedient.

        Section 8.6. Remedies Subject to Provisions of Law. All rights, remedies, and powers provided by this Article may be exercised only to the extent that their exercise does not violate any applicable provision of law. All the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable under the provisions of any applicable law.

                         ARTICLE IX
        Supplements and Amendments to This Agreement

        Section 9.1. Supplements and Amendments to This Agreement. Reference is made to Article XI of the Indenture.

                          ARTICLE X
                        Miscellaneous

        Section 10.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Municipality, the Company, and their respective successors and assigns, subject to the limitations in Sections 4.3 and 10.4 hereof.

        Section 10.2. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, that holding shall not invalidate or render unenforceable any other provisions hereof.

        Section 10.3. Amounts Remaining in Bond Fund. Any amounts remaining in the Bond Fund upon expiration or termination of this Agreement in accordance with the Indenture shall belong to and be paid to the Company by the Trustee.

        Section 10.4. Amendments, Changes, and Modifications. After the Bonds are issued and before they are paid in full (or provision for payment in full is made), this Agreement may not be amended, assigned or terminated without the written consent of the Trustee.

        Section 10.5. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original.

        Section 10.6. Notices. All notices, certificates, payments, or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, or overnight express mail addressed as follows: if to the Municipality, at the City Building, Logansport, Indiana 46947, Attention of its Clerk-Treasurer; if to the Company, at 1111 Samuelson Road, P.O. Box 7009, Rockford, Illinois 61125, Attention of its Vice President-Finance with a copy to the attention of its President; or to such other address as may hereafter be furnished by notice.

        Section 10.7. References to Bonds Ineffective After Bonds are Paid. Upon payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all fees and charges of the Municipality, Trustee, and any paying agent, all references in this Agreement to the Bonds and the Trustee shall be ineffective and neither the Trustee nor the holders of the Bonds shall thereafter have any rights hereunder, except those that shall have theretofore vested.

        Section 10.8. Agreement for Benefit of Parties Hereto. Nothing in this Agreement, express or implied, is intended to give to any person other than the parties hereto and the holder of the Note, any right, remedy, or claim under or by reason of this Agreement.

        Section 10.9. Waiver. No waiver of any of the provisions of this Agreement shall be effective and binding unless set forth in a written notice and no waiver of one provision shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver or a waiver of such provision in any other instance.

        Section 10.10. Captions and Table of Contents. The captions herein and the Table of Contents are inserted only as a matter of convenience and do not in any way define, limit, construe or describe the scope or intent of this Agreement or any section thereof or in any other way affect this Agreement.

        Section 10.11. Survival of Covenants, Representations, and Warranties. All covenants, representations, and warranties made by the Company and the Municipality contained herein or in any other document, certificate, or instrument delivered in connection with the sale of any of the Bonds shall be continuing and shall survive delivery of the Bonds and the other transactions contemplated by this Agreement and the Indenture.

        Section 10.12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

        Section 10.13. Holidays. Where a date of payment on the Note is not a Business Day, then payment may be made on the first Business Day thereafter.

        IN WITNESS WHEREOF, the Municipality and the Company have caused this Agreement to be executed all as of the date first above written.


                            CITY OF LOGANSPORT, INDIANA


                            By:____________________________________
                               William A. Vernon, Mayor

(SEAL)

ATTEST:


__________________________________
Mary Lynn Barnard, Clerk-Treasurer


                            ELCO INDUSTRIES, INC.


                            By:____________________________________
                               August F. DeLuca
                               Vice President-Finance

ATTEST:



__________________________________
Kenneth L. Heal, Secretary

                          EXHIBIT A

                (Description of the Project)


Part I.  The Project


        The Project is an approximately 32,000 square foot single story building located on the Project Site (as described in Part III), the Project Equipment (as described in Part II), and various other equipment and machinery housed in other facilities of the Company.

Part II.  The Project Equipment

        The Project Equipment is a coating line, which consists of a Spring Tool Model S24 Product Coater from Spring Tools Co., 15075 South U.S. 131, and a conveyorized coating cure oven which will be purchased from Advanced Curing Systems, Inc., and which will be used in the coating process, which consists of dipping metal stampings in the product coater, then baking them through the conveyorized oven.


Part III.  The Project Site

        The Project Site consists of a certain parcel of land together with all permanent improvements thereon located in Cass County, Indiana, near Logansport and more particularly described as follows:


PARCEL 1

A fractional part of the Northwest Quarter (1/4) of Section Two (2), Township Twenty-six (26) North, Range One (1) East, Washington Township, Cass County, Indiana, more fully described as follows: Commencing at the Southwest Corner of the Northwest Quarter of said Section Two; thence North 89 degrees 12 minutes 00 seconds East on and along the South line of said Northwest Quarter a distance of 465.00 feet; thence North 00 degrees 00 minutes 00 seconds East a distance of 14.50 feet to a Pipe lying on the North Right-of-way of a Public Highway (Wilson Road); thence North
89 degrees 12 minutes 00 seconds East along said North Right-of-way of said Public Highway (Wilson Road) a distance of 360.00 feet to a Pipe being the PLACE OF BEGINNING; thence North 00 degrees 00 minutes
00 seconds West a distance of 435.04 feet; thence North 89 degrees
12 minutes 00 seconds East parallel to said North right-of-way a distance of 236.27 feet to a point 20.00 feet East of the Center Line of an Existing Drive; thence South 00 degrees 36 minutes 54 seconds East parallel to said Center Line of said Drive a distance of 435.00 feet to said North right-of-way of said Public Highway (Wilson Road); thence South 89 degrees 12 minutes 00 seconds West along said Right-of-way a distance of 240.49 feet to the PLACE OF BEGINNING, being subject to an Ingress and Egress Easement 40 foot in Width parallel to and the entire length of the East Line of the above described Parcel 1, said Easement being 20 feet on both sides of the Center Line of the existing drive.


PARCEL 2

A fractional part of the Northwest Quarter (1/4) of Section Two (2), Township Twenty-six (26) North, Range One (1) East, Washington Township, Cass County, Indiana, more fully described as follows: Commencing at the Southwest Corner of said Northwest Quarter of said Section Two; thence North 89 degrees 12 minutes 00 seconds East on and along the South line of sid Northwest Quarter a distance of 465.00 feet; thence north 00 degrees 00 seconds East a distance of 14.50 feet to a Pipe lying on the North Right-of-way of a Public Highway (Wilson Road); thence North 89 degrees
12 minutes 00 seconds East along said North Right-of-way of said Public Highway a distance of 360.00 feet to a Pipe being the PLACE OF BEGINNING; thence South 89 degrees 12 minutes 00 seconds West along the North Right-of-way of said Public Highway a distance of 150.03 feet to the Center Line of an Open Ditch; thence along said Center Line of said Ditch on the following 4 courses: (1) North 19 degrees 16 minutes 54 seconds West a distance of 130.00 feet; (2) North 06 degrees 56 minutes 16 seconds West a distance of 88.02 feet; (3) North 03 degrees 06 minutes 59 seconds East a distance of 90.28 feet; (4) North 00 degrees 40 minutes 34 seconds West a distance of 134.13 feet; thence North 89 degrees 12 minutes 00 seconds East parallel to said North Right-of-Way of said Public Highway a distance of 200.27 feet; thence South 00 degrees 00 minutes 00 seconds East a distance of 435.04 feet to the PLACE OF BEGINNING; subject to an Easement 75 feet in width from the top of the bank of the existing open drainage ditch along the entire west side of the above described Parcel 2.

                          EXHIBIT B

                       (Form of Note)

                    ELCO INDUSTRIES, INC.

                       PROMISSORY NOTE



        FOR VALUE RECEIVED, Elco Industries, Inc., (the "Company"), a Delaware corporation, promises to pay to The City of Logansport, Indiana, or registered assigns, on or before 2 o'clock p.m. (Logansport time)
(a) on the first day of each October commencing October 1, 1998, and continuing through October 1, 2000, a sum which, together with other moneys available therefor in the Bond Fund under the Mortgage and Trust Indenture (the "Indenture") dated as of September 1, 1993, among the Company, the City of Logansport, Indiana (the "Municipality"), and INB National Bank, as trustee (the "Trustee"), will equal the principal amount of the Bonds (defined below) which becomes due on that date; (b) on the first day of each April and the first day of each October commencing
April 1, 1994, and continuing through October 1, 2000, a sum which, together with other moneys available therefor in the Bond Fund under the Indenture, will equal the interest which becomes due on the Bonds outstanding on that date; (c) on the dates fixed for redemption of the Bonds in whole or in part, the principal of, premium, if any, and interest on the Bonds to be redeemed to the date fixed for redemption; and
(d) immediately upon a declaration of acceleration of the maturity of the Bonds by the Trustee, the principal, interest and premium, if any, to the date of declaration of acceleration.

        All payments of principal, premium, if any, and interest are to be made directly to the Trustee (or subsequent registered owner) for the account of the Municipality in immediately available funds. This Note is security for the payment of the Municipality's Economic Development Refunding Revenue Bonds, Series 1993 ( Elco Industries, Inc. Project) issued pursuant to the Indenture (the "Bonds"). All of the terms, conditions and provisions of the Indenture are incorporated into this Note by reference.

        This Note is issued pursuant to the Loan Agreement (the "Agreement") dated as of September 1, 1993, between the Municipality and the Company and is entitled to the benefits, and is subject to the conditions, thereof. The obligation of the Company to make the payments required under this Note is absolute and unconditional without any defense or right of setoff, counterclaim, or recoupment by reason of any default by the Municipality under the Agreement or under any other agreement between the Company and the Municipality or out of any indebtedness or liability at any time owing to the Company by the Municipality or for any other reason.

        This Note is subject to prepayment under the terms and conditions, and in the amounts, provided in Article VII of the Agreement.

        This Note is transferable only upon the books of the Trustee kept for that purpose at its principal office in its capacity as Note Registrar, upon surrender for transfer of this Note at the principal office of the Trustee, endorsed for transfer by the registered owner or accompanied by an assignment executed by the registered owner or his authorized attorney. Upon such surrender for transfer, the Trustee shall validate and deliver in the name of the transferee a new Note which shall have been executed by the Company. If the Company fails to make any of the payments under this Note, the amount unpaid shall continue as an obligation of the Company until fully paid and shall bear interest (to the extent permitted by law) until paid at a per annum rate of interest equal to the per annum rate then in effect on the Bonds plus two percent (2%) or at the maximum rate permitted by law, whichever is lesser. If an "Event of Default" occurs under Section 8.1 of the Agreement, the principal of this Note may be declared due and payable as provided in Article VIII of the Agreement.

        Where a date of payment is not a business day in the City of Indianapolis, Indiana, Rockford, Illinois, or Chicago, Illinois, then payment may be made on the first business day thereafter.

        All amounts payable under the terms of this Note are payable without relief from valuation and appraisement laws and with attorneys' fees. The maker and any endorsers waive demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor and consent to any and all extensions of time for payment without notice.

        All terms used in this Note which are defined in the Agreement and not in this Note shall have the meanings assigned to them in the Agreement.

        IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered this _____ day of September, 1993.


                            ELCO INDUSTRIES, INC.


                            By:____________________________________
                               August F. DeLuca
                               Vice President-Finance

ATTEST:



_________________________________
Kenneth L. Heal, Secretary

    (Form of Note Registrar's Certificate of Validation)

         NOTE REGISTRAR'S CERTIFICATE OF VALIDATION

        It is hereby certified that this Note has been duly validated by the Note Registrar.


                            INB NATIONAL BANK
                            as Trustee


                            By:____________________________________
                               Authorized Representative


                    (Form of Assignment)

                         ASSIGNMENT

        FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

___________________________________
___________________________________
(Please print or typewrite name         (Social security or federal
 of employer and address, including       identification number of
 postal zip code of transferee)           assignee)



the within Note, together with accrued interest thereon and all right, title, and interest thereto, and hereby irrevocably authorize(s) and appoint(s) any authorized officer of the Trustee under the Indenture, as such term is defined in said Note, attorney to transfer said Note on the books of the within named Note Registrar, with full power of substitution in the premises.


Dated:___________________________

                            _______________________________________


In the presence of:

_________________________________


   NOTICE--The signatures to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.